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Exhibit 10.4

2006 SHARE THE VISION AWARD
CONFIRMATION SHEET

Name:

Congratulations! On May 24, 2006, you were granted an award under the Viacom Share the Vision program.

Your award consists of stock options. The number of shares of Viacom Inc. Class B common stock, par value $0.001 per share ("Class B Common Stock"), subject to your award is specified below:

Stock Option Award
Number of Shares

The stock options granted to you under this award will vest in full on July 23, 2006 (i.e., sixty days after the date of grant).

The exercise price of the stock options granted to you under this award is $36.78 per share, the closing price of the Class B Common Stock on the New York Stock Exchange (the "NYSE") on May 24, 2006 (i.e., the date the stock options were granted to you). The stock options granted to you under this award expire on May 24, 2014.

After your stock options vest but before they expire, you may exercise them on any NYSE trading day, subject to the terms and conditions (including any forfeiture and early expiration provisions) specified in the Viacom Inc. 2006 Long-Term Management Incentive Plan and any other documents relating to your award, and subject to company policies that require preclearance of trading activity and, for certain individuals, trading within specified window periods.

Viacom Inc.
2006 Long-Term Management Incentive Plan
Terms and Conditions to the Stock Option Certificate

ARTICLE I
TERMS OF STOCK OPTIONS

Section 1.1    Grant of Stock Options. The Stock Options have been awarded to the Participant subject to the terms and conditions contained in (A) the confirmation for the May 24, 2006 grant of Stock Options provided to the Participant (the "Stock Option Certificate") and the Terms and Conditions contained herein (collectively, the "Certificate") and (B) the Plan, the terms of which are hereby incorporated by reference. A copy of the Plan is being provided simultaneously on-line or attached hereto. Capitalized terms that are not otherwise defined herein have the meanings assigned to them in the Stock Option Certificate or the Plan. The Stock Options are not intended to be, or qualify as, "Incentive Stock Options" within the meaning of Section 422 of the Code.

Section 1.2    Terms of Stock Options.

        (a)    Vesting. The Stock Options shall be exercisable only to the extent the Participant is vested therein. Subject to the other terms and conditions contained in the Certificate and in the Plan, the Stock Options shall vest in four installments of an equal whole number of Stock Options on each of the first, second, third and fourth anniversary of the Date of Grant (any remaining Stock Options shall vest on whichever of the preceding vesting dates shall be determined by the Company in accordance with its customary procedures).

        (b)    Option Period. Except as provided in Section 1.2(c) hereof, the period during which the Stock Options may be exercised shall expire on the eighth anniversary of the Date of Grant (the "Expiration Date"). If the Participant remains employed by the Company or any of its Subsidiaries through the Expiration Date, his or her Outstanding Stock Options may be exercised to the extent exercisable until the close of trading (generally 4:00 p.m. New York time) on the last trading day falling within the exercise period on the New York Stock Exchange or, if different, the principal stock exchange on which the Class B Common Stock is then listed. Thus, if the Expiration Date is not a trading day, then the last day the Stock Options may be exercised is the last trading day preceding the Expiration Date.

        (c)    Exercise in the Event of Termination of Employment, Retirement, Permanent Disability or Death.

          (i)    Termination other than for Cause, or due to Retirement, Permanent Disability or Death. Except as otherwise provided in this Section 1.2 or as otherwise determined by the Committee (including in any applicable employment agreement), in the event of the Participant's termination of employment other than a Termination for Cause or due to the Participant's Retirement, Permanent Disability or death, the Participant's Outstanding Stock Options can be exercised in accordance with the following provisions:

            (A)    if the Participant ceases to be an employee of the Company or any of its Subsidiaries by reason of the voluntary termination by the Participant or the termination by the Company or any of its Subsidiaries other than a Termination for Cause, his or her Outstanding Stock Options may be exercised to the extent then exercisable until the earlier of six months after the date of such termination or the Expiration Date;

            (B)    if the Participant ceases to be an employee of the Company or any of its Subsidiaries by reason of the Participant's Retirement, the Participant may exercise his or her Outstanding Stock Options to the extent exercisable on the date of Retirement until the earlier of the third anniversary of such date or the Expiration Date;

            (C)    if a Permanent Disability of the Participant occurs, his or her Outstanding Stock Options may be exercised to the extent exercisable upon the date of the onset of such Permanent Disability until the earlier of the third anniversary of such date or the Expiration Date; and

            (D)    if the Participant dies during a period during which his or her Stock Options could have been exercised by him or her, his or her Outstanding Stock Options may be exercised to the extent exercisable at the date of death by the person who acquired the right to exercise such Stock Options by will or the laws of descent and distribution or permitted transfer until the earlier of the second anniversary of the date of death or the Expiration Date.

  Except as otherwise provided in this Section 1.2 or as otherwise determined by the Committee, upon the occurrence of an event described in clauses (A), (B), (C) or (D) of this Section 1.2(c)(i), all rights with respect to Stock Options that are not vested as of such event will be relinquished. A "termination of employment" occurs, for purposes of the Stock Options, when a Participant is no longer an employee of the Company or any of its Subsidiaries. Unless the Committee determines otherwise, the employment of a Participant who works for a Subsidiary shall terminate, for purposes of the Stock Options, on the date on which the Participant's employing company ceases to be a Subsidiary.

  (ii)    Termination for Cause. If the Participant's employment with the Company or any of its Subsidiaries ends due to a Termination for Cause then,

  unless the Committee in its discretion determines otherwise, all Outstanding Stock Options, whether or not then vested, shall terminate effective as of the date of such termination.

  (iii)    Exercise Periods following Termination of Employment, Retirement, Permanent Disability or Death. For the purposes of determining the dates on which Stock Options may be exercised following a termination of employment or Retirement, Permanent Disability or death, the day following the date of termination of employment or Retirement, Permanent Disability or death shall be the first day of the exercise period and the Stock Options may be exercised until the close of trading (generally 4:00 p.m. New York time) on the last trading day falling within the exercise period on the New York Stock Exchange or, if different, the principal stock exchange on which the Class B Common Stock is then listed. Thus, if the last day of the exercise period is not a trading day, then the last date the Stock Options may be exercised is the last trading day preceding the end of the exercise period.

Section 1.3    Exercise of Stock Options.

        (a)    Whole or Partial Exercise. The Participant may exercise all vested Outstanding Stock Options granted hereunder in whole at one time or in part in increments of 100 Stock Options (or in the entire number of Outstanding Stock Options in which the Participant is vested, if such number is less than 100) by notice to the Director, Global Equity Services, Viacom Inc., 1515 Broadway, New York, New York 10036, or to such agent(s) for the Company ("Agent") as the Company may from time to time specify, in such manner and at such address as may be specified from time to time by the Company. Such notice shall (i) state the number of whole Stock Options being exercised, and (ii) be signed (or otherwise authorized in a manner acceptable to the Company) by the person or persons so exercising the Stock Options and, in the event the Stock Options are being exercised (pursuant to Section 1.2(c)(i) hereof) by any person or persons other than the Participant accompanied by proof satisfactory to the Company's counsel of the right of such person or persons to exercise the Stock Options. Information concerning any Agent and its address may be obtained by contacting the Director, Global Equity Services.

        (b)    Payment of Aggregate Option Price. Full payment of the aggregate Exercise Price (which shall be determined by multiplying the number of Stock Options being exercised by the Exercise Price as set forth on the Stock Option Certificate) shall be made on or before the settlement date for the shares of Class B Common Stock issued pursuant to the exercise of the Stock Options. Unless otherwise provided by the Company, such Exercise Price shall be paid in cash (e.g. personal bank check, certified check or official bank check). In accordance with the rules and procedures established by the Committee for this purpose, the Stock Options may be exercised through a "cashless exercise" procedure, approved by the Committee, involving a broker or dealer, that affords the Participant the opportunity to sell immediately some or all of the shares underlying the exercised portion of the Stock Options in order to generate sufficient cash to pay the

Exercise Price of the Stock Options. In addition, if the Company so permits, the Exercise Price may be paid in whole or in part using a net share settlement procedure or through the withholding of shares subject to the Stock Options with a value equal to the Exercise Price. In accordance with Section 4.3 hereof, the Participant shall make an arrangement acceptable to the Company to pay to the Company an amount sufficient to satisfy the combined federal, state, local or other withholding tax obligations which arise in connection with the exercise of such Stock Options.

        (c)    Outstanding Stock Options. The number of shares of Class B Common Stock subject to the Stock Options that is set forth on the Stock Option Certificate may not reflect the number of Outstanding Stock Options due to Stock Option exercises or adjustments pursuant to Article II.

ARTICLE II
EFFECT OF CERTAIN CORPORATE CHANGES

In the event of a merger, consolidation, stock split, reverse stock split, dividend, distribution, combination, reclassification, reorganization, split-up, spin-off or recapitalization that changes the character or amount of the Class B Common Stock or any other changes in the corporate structure, equity securities or capital structure of the Company, the Committee shall make such adjustments, if any, to the number of shares and kind of securities subject to the Stock Options, and the Exercise Price of the Stock Options, in each case, as it deems appropriate. The Committee may, in its sole discretion, also make such other adjustments as it deems appropriate in order to preserve the benefits or potential benefits intended to be made available hereunder. Such determinations by the Committee shall be conclusive and binding on all persons for all purposes.

ARTICLE III
DEFINITIONS

As used herein, the following terms shall have the following meanings:

        (a)    "Board" shall mean the Board of Directors of the Company.

        (b)    "Certificate" shall mean the Stock Option Certificate, together with the Terms and Conditions contained herein.

        (c)    "Class B Common Stock" shall mean shares of Class B Common Stock, par value $0.001 per share, of the Company.

        (d)    "Code" shall mean the U.S. Internal Revenue Code of l986, as amended, including any successor law thereto and the rules and regulations promulgated thereunder.

        (e)    "Committee" shall mean the Compensation Committee of the Board (or such other Committee(s) as may be appointed or designated by the Board to administer the Plan).

        (f)    "Company" shall mean Viacom Inc., a Delaware corporation.

        (g)    "Date of Grant" shall be the date set forth on the Stock Option Certificate.

        (h)    "Expiration Date" shall be the date set forth on the Stock Option Certificate and in Section 1.2(b) hereof.

        (i)    "Exercise Price" shall be the amount set forth on the Stock Option Certificate, which amount shall be equal to the Fair Market Value of a share of Class B Common Stock on the Date of Grant.

        (j)    "Fair Market Value" of a share of Class B Common Stock on a given date shall be the 4:00 p.m. (New York time) closing price on such date on the New York Stock Exchange or other principal stock exchange on which the Class B Common Stock is then listed, as reported by The Wall Street Journal (Northeast edition) or as reported by any other authoritative source selected by the Company.

        (k)    "Outstanding Stock Option" shall mean a Stock Option granted to the Participant which has not yet been exercised and which has not yet expired or been terminated in accordance with its terms.

        (l)    "Participant" shall mean the employee named on the Stock Option Certificate.

        (m)    "Permanent Disability" shall have the same meaning as such term or a similar term has in the long-term disability policy maintained by the Company or a Subsidiary thereof for the Participant and that is in effect on the date of the onset of the Participant's Permanent Disability, unless the Committee determines otherwise.

        (n)    "Plan" shall mean the Viacom Inc. 2006 Long-Term Management Incentive Plan, as amended from time to time.

        (o)    "Retirement" shall mean the resignation or termination of employment after attainment of an age and years of service required for payment of an immediate pension pursuant to the terms of any qualified defined benefit retirement plan maintained by the Company or a Subsidiary in which the Participant participates; provided, however, that no resignation or termination prior to a Participant's 60th birthday shall be deemed a retirement unless the Committee so determines in its sole discretion; and provided further that the resignation or termination of employment other than a Termination for Cause after attainment of age 60 shall be deemed a retirement if the Participant does not participate in a qualified defined benefit retirement plan maintained by the Company or a Subsidiary.

        (p)    "Section 409A" shall mean Section 409A of the Code and the rules, regulations and guidance promulgated thereunder from time to time.

        (q)    "Stock Option" shall mean the contractual right granted to the Participant to purchase shares of Class B Common Stock at such time and price, and subject to such other terms and conditions, as set forth in the Certificate and the Plan.

        (r)    "Stock Option Certificate" shall have the meaning set forth in Section 1.1 hereof.

        (s)    "Subsidiary" shall mean a corporation (or a partnership or other enterprise) in which the Company owns or controls, directly or indirectly, more than 50% of the outstanding shares of stock normally entitled to vote for the election of directors (or comparable equity participation and voting power).

        (t)    "Termination for Cause" shall mean a termination of employment with the Company or any of its Subsidiaries which, as determined by the Committee, is by reason of (i) "cause" as such term or a similar term is defined in any employment agreement that is in effect and applicable to the Participant, or (ii) if there is no such employment agreement or if such employment agreement contains no such term, unless the Committee determines otherwise, the Participant's: (A) dishonesty; (B) conviction of embezzlement, fraud or other conduct which would constitute a felony; (C) willful unauthorized disclosure of confidential information; (D) failure, neglect of or refusal to substantially perform the duties of the Participant's employment; or (E) any other act or omission which is a material breach of the Company's policies regarding employment practices or the applicable federal, state and local laws prohibiting discrimination or which is materially injurious to the financial condition or business reputation of the Company or any Subsidiary thereof.

ARTICLE IV
MISCELLANEOUS

Section 4.1    No Rights to Awards or Continued Employment. Neither the Certificate, the Plan nor any action taken in accordance with such documents shall confer upon the Participant any right to be employed by or to continue in the employment of the Company or any Subsidiary, nor to be entitled to any remuneration or benefits not set forth in the Plan or the Certificate, including the right to receive any future awards under the Plan or any other plan of the Company or any Subsidiary or interfere with or limit the right of the Company or any Subsidiary to modify the terms of or terminate the Participant's employment at any time for any reason.

Section 4.2    Restriction on Transfer. The rights of the Participant with respect to the Stock Options shall be exercisable during the Participant's lifetime only by the Participant and shall not be transferable by the Participant to whom the Stock Options are granted, except by will or the laws of descent and distribution; provided that the Committee may permit other transferability, subject to any conditions and limitations that it may, in its sole discretion, impose.

Section 4.3    Taxes. As a condition to the exercise of the Stock Options, the Participant shall make a payment in cash equal to the amount of any federal, state, local and/or other taxes owed as a result of such exercise. In accordance with the rules and procedures established by the Committee for this purpose, the Participant may satisfy such withholding obligations through a "cashless exercise" procedure as described in Section 1.3(b). In addition, if the Company so permits, the Participant may satisfy such withholding obligations through a net share settlement procedure or the withholding of shares subject to the applicable Stock Options.

Section 4.4    Stockholder Rights. The grant of Stock Options under the Certificate shall not entitle the Participant or a Participant's estate or any permitted transferee to any rights of a holder of shares of Class B Common Stock, other than when and until the Participant, the Participant's estate or the permitted transferee is registered on the books and records of the Company as a stockholder and shares are delivered to such party upon exercise of the Stock Options.

Section 4.5    No Restriction on Right of Company to Effect Corporate Changes. Neither the Plan nor the Certificate shall affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Class B Common Stock or the rights thereof or which are convertible into or exchangeable for Class B Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

Section 4.6    Section 409A. If any provision of the Certificate contravenes any regulations or Treasury guidance promulgated under Section 409A or could cause the Participant to recognize income for federal income tax purposes with respect to any Stock Options before such Stock Options are exercised or to be subject to interest and penalties under Section 409A, such provision of the Certificate shall be modified to maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A or causing such income recognition or imposition of interest or penalties. Moreover, any discretionary authority that the Board or the Committee may have pursuant to the Certificate shall not be applicable to Stock Options that are subject to Section 409A to the extent such discretionary authority will contravene Section 409A.

Section 4.7    Amendment. The Committee shall have broad authority to amend the Certificate without approval of the Participant to the extent necessary or desirable (i) to comply with, or take into account changes in, applicable tax laws, securities laws, accounting rules and other applicable laws, rules and regulations or (ii) to ensure that the

Participant does not recognize income for federal income tax purposes with respect to any Stock Options before such Stock Options are exercised and is not subject to interest and penalties under Section 409A with respect to any Stock Options.

Section 4.8    Interpretation. In the event of any conflict between the provisions of the Certificate (including the definitions set forth herein) and those of the Plan, the provisions of the Plan will control. Additionally, in the event of a conflict or ambiguity between the provisions of the Certificate and the provisions of any employment agreement that is in effect and applicable to the Participant with respect to the Stock Options, the provisions of such employment agreement shall be deemed controlling to the extent such provisions are consistent with the provisions of the Plan and are more favorable to the Participant than the provisions of the Certificate.

Section 4.9    Breach of Covenants. In the event that the Committee makes a good faith determination that the Participant committed a material breach of the restrictive covenants relating to non-competition, no solicitation of employees, confidential information or proprietary property in any employment or other agreement applicable to the Participant during the one year period after termination of the Participant's employment with the Company or a Subsidiary for any reason, the Participant will be required to return any "gain" (as defined below) realized on the Stock Options during the one year period prior to such breach or at any time after such breach occurs. In addition, if the Committee makes such determination, the Participant's Outstanding Stock Options will be terminated. The "gain" on the Stock Options shall mean the difference between the Fair Market Value on the date of exercise and the Exercise Price.

Section 4.10    Governmental Regulations. The Stock Options shall be subject to all applicable rules and regulations of governmental or other authorities.

Section 4.11    Headings. The headings of articles and sections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Certificate.

Section 4.12    Governing Law. The Certificate and all rights hereunder shall be construed in accordance with and governed by the laws of the State of Delaware.

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2006 SHARE THE VISION AWARD CONFIRMATION SHEET
Viacom Inc. 2006 Long-Term Management Incentive Plan Terms and Conditions to the Stock Option Certificate
ARTICLE I TERMS OF STOCK OPTIONS
ARTICLE II EFFECT OF CERTAIN CORPORATE CHANGES
ARTICLE III DEFINITIONS
ARTICLE IV MISCELLANEOUS